Exhibit 10.15
BOB EVANS FARMS, INC.
DIRECTOR MEDICAL REIMBURSEMENT PROGRAM
     The Director Medical Reimbursement Program (the “Program”) maintained by Bob Evans Farms, Inc. (the “Company”) is maintained for certain non-employee members of the Board of Directors of the Company (the “Board”), effective as of January 1, 2008.
1. Participants
     The non-employee directors set forth on Exhibit A, attached hereto, made a part hereof and which may be amended from time to time by the Board in its sole discretion, are eligible to participate in the Program.
2. Medical Reimbursement Payment
     Within 30 days following a participant’s retirement from the Board (as defined below), such participant shall receive a single lump sum payment equal to the present value of the projected Company contributions in calendar year 2000 required to allow the participant to retain coverage under the Company’s group health plan. The present value will be given 10% interest annually from calendar year 2000 to the date it is paid. Changes in plan design, medical inflation, assumptions, or other items after calendar year 1999 will not be included in the calculation. Such lump sum payment shall be determined by an actuary retained by the Company for such purpose.
     For purposes of the Program, “retirement from the Board” shall mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) from the Company and all persons with whom the Company would be considered a single employer under Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, if the participant’s “retirement from the Board” is due to the particpant’s death, the payment described in this Section 2 shall be made to the participant’s surviving spouse within 30 days following a participant’s death; provided, however, that if no surviving spouse exists on the date of the participant’s death, no payment shall be made under the Program.
3. Termination and Amendment of Program
     The Board shall have the right, authority and power to alter, amend, modify, revoke or terminate the Program at any time and for any reason.
4. No Rights
     Neither the Program nor any action taken under the Program shall be construed as providing any participant any right to continue to serve on the Board. Amounts payable under the Program are payable only from the general assets of the Company and the accrual of benefits under the Program shall constitute an unfunded, unsecured promise by the Company to pay such amounts. Nothing contained in the Program shall constitute a guaranty by the Company that the assets of the Company shall be sufficient to pay any benefits hereunder.

5. Section 409A of the Code
     It is intended that the Program comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder and the Program will be interpreted, administered and operated accordingly. Nothing in the Program shall be construed as an entitlement to or guarantee of any particular tax treatment to any participant. Neither the Company nor the Board shall have any liability for a failure to comply with the requriemetns of Section 409A of the Code.
6. Governing Law
     The Program shall be contrued in accordance with and governed by the laws of the State of Ohio.

EXHIBIT A
PARTICIPANTS
Daniel A. Fronk
Cheryl L. Krueger
G. Robert Lucas II

3